Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is entered into between STG Group, Inc., a Delaware corporation (formerly known as Global Defense & National Security Systems, Inc.) (together with its successors and assigns, the “Company”), and Paul Fernandes (“Executive”).

WHEREAS, Executive executed an Executive Employment Agreement with Global Defense & National Security Systems, Inc. (the “Employment Agreement”), which became effective as of the closing of the transactions contemplated by the Purchase Agreement (as that term is defined in the Employment Agreement); and

WHEREAS, the Company and Executive have agreed that Executive will retire from the Company on a date in 2016 that is to be determined; and

WHEREAS, the Company and Executive desire to enter into this Agreement to memorialize their respective rights and obligations in connection with Executive’s retirement.

NOW, THEREFORE, in consideration of the mutual covenants undertaken and releases contained in this Agreement, Executive and the Company hereby acknowledge and agree as follows:

1.        Separation. Executive’s employment with the Company and all affiliates thereof will be terminated upon the earliest of (i) December 31, 2016, (ii) a date that is agreed upon by the Company and Executive and (iii) provided that the Company provides at least one month’s advance written notice to the Executive, a date specified by the Company (the “Date of Termination”).

2.        Accrued Compensation. Executive will become entitled to the payments described in Section 7 of the Employment Agreement following the Date of Termination (the “Accrued Compensation”).

3.        Severance. In addition to the Accrued Compensation, if Executive signs and delivers to the Company the general release attached hereto as Exhibit A (the “Release”) on or after the Date of Termination, and the Release becomes effective (and irrevocable) no later than the 21st day following the Date of Termination, then, Executive shall be entitled to receive installment payments in the gross amount of $601,128.00 payable in accordance with Section 6 of the Employment Agreement and such payments shall be in full satisfaction of all obligations of the Company under Section 6 of the Employment Agreement.

4.        Continuing Covenants. Executive acknowledges that Sections 8 through 11 of the Employment contain certain restrictive covenants, including covenants relating to Confidential Information, Work Product, Noncompetition and Non-Solicitation, and that these covenants survive, and Executive will remain bound by, the terms of such covenants following the Date of Termination, and, without limiting the foregoing, the Company and Executive acknowledge and agree that Sections 6 through 29 of the Employment Agreement shall survive and continue in full force until the performance of the obligations thereunder, if any, including after the Date of Termination, in accordance with their respective terms.

5.        Consulting. The Parties agree that the Executive will provide consulting services to the Company following the Date of Termination for an intended term of eighteen months, the scope of services and rates for which will be agreed by the parties.

6.        Return of Property and Information. Subject to the terms of a consulting agreement referred to in clause 5 hereof pursuant to which the Executive will be contracted to provide services to the Company, the Executive shall surrender and return to the Company any and all company property in his possession including laptop computers, hand held devices, notes, correspondence, memoranda, notebooks, records, reports, files, proposals and any other documents (and all copies thereof) in your possession containing any confidential or proprietary information relating to the Company or any merchant, business partner or customer, or prospective merchant, business partner or customer of the Company on the Date of Termination (or such other date as the Company may specify).

7.        Complete Understanding. Executive acknowledges and agrees that the terms and conditions of this Agreement constitute the full and complete understandings, agreements and arrangements between Executive and the Company and that there are no other agreements, covenants, promises or arrangements between Executive and the Company other than those set forth herein relative to the matters covered by this Agreement. Any subsequent alteration in or variation of any of the terms and conditions of this Agreement must be in a writing executed by the party to be charged. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the words or terms preceding it.

8.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws or other principles which would seek to apply the laws of any other jurisdiction.

9.        Severability. Any provision of this Agreement which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.        Delivery of Agreement and Release. To receive the benefits set forth herein, Executive must sign this Agreement and deliver it to STG Group, Inc., 11091 Sunset Hills Road, Suite 200, VA 20190, Attention: Mr. Dale Davis, Chief Integration Officer.

12.        Due Consideration of Agreement. Executive has been advised to consult with his attorney before signing this Agreement and has had a reasonable time to review and consider this Agreement and the Release. Executive further acknowledges and agrees that he has carefully read and considered this Agreement, that it has been explained to his satisfaction, and that he understands he is releasing all known and unknown claims in exchange for the consideration set forth in this Agreement.

Date Agreement Delivered to Executive for Consideration: June 30, 2016

Dated: June 30, 2016	STG Group, Inc.

	By:	/s/ Dale Davis
	Name:	Dale Davis
	Title:	Chief Integration Officer

Dated: June 30, 2016	EXECUTIVE

/s/ Paul Fernandes
Paul Fernandes

EXHIBIT A

RELEASE OF CLAIMS1

1.        Release of Claims. In partial consideration of the payments and benefits described in Section 6 of the Executive Employment Agreement effective as of 23 November, 2015 (the “Employment Agreement”), between STG Group, Inc. (formerly known as Global Defense & National Security Systems, Inc.), a Delaware corporation (together with its successors and assigns, the “Company”), and the undersigned (the “Executive”), to which the Executive agrees that the Executive is not entitled until and unless the Executive executes this release (this “Release”) and it becomes effective and irrevocable in accordance with the terms hereof, the Executive, for and on behalf of himself and his heirs, successors and assigns, subject to the last two sentences of this Section 1, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, that the Executive ever had, now has or may have against the Company and its shareholders, parents, subsidiaries, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of acts or omissions that have occurred on or prior to the date that the Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of the Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. The Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, the Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, the Executive acknowledges that the Executive intends to waive and release any rights known or unknown that the Executive may have against the Releasees under these and any other laws. Notwithstanding anything in this Release to the contrary, the Executive does not waive or release claims with respect to (a) any rights that arise under, or are preserved by, the Employment Agreement, (b) any rights against any Releasee (other than the Company and its affiliates) that do not arise out of, or relate to, the Executive’s employment with the Company, his service for the Company, or the termination thereof, or (iii) any claims that may not be released as a matter of law, (collectively, the “Unreleased Claims”).

1 Note to Draft: This is the form of release included in the Employment Agreement.

2.        Proceedings. The Executive acknowledges that the Executive has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”) that he has not disclosed to the Company, and that he will use his best reasonable efforts to discontinue any such Proceeding. The Executive (a) acknowledges and agrees that the Executive will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law or insofar as it relates to Unreleased Claims; and (b) waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding (except to the extent that it relates to Unreleased Claims), including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that, by executing this Release, the Executive will be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the ability of Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 or 2 of this Release shall prevent the Executive from (i) initiating, or causing to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC; or (iii) pursuing any Unreleased Claims.

3.        Time to Consider. The Executive acknowledges that the Executive has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release, and that if the Executive chooses to sign this Release earlier, the Executive does hereby knowingly and voluntarily waive said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.        Revocation. The Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to the Executive pursuant to Section 6 of the Employment Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement. If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any provision of this Release.

5.        No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or the Company.

6.        General Provisions. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Executive and the Releasees.

7.        Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the Commonwealth of Virginia without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, the Executive has hereunto set his hand as of the day and year set forth opposite his signature below.

DATE	Paul Fernandes

6